Exhibit 99.1

Orthofix, International N.V. 3451 Plano Parkway Lewisville, TX 75056 USA Tel 214 937 2000 Orthofix.com
News Release
CONTACT:
Mark Quick	Denise Landry
Investor Relations	Media Relations
Tel 214 937 2924	Tel 214 937 2529
markquick@orthofix.com	deniselandry@orthofix.com

Orthofix Announces Appointment of John Sicard to Board of Directors

LEWISVILLE, Texas – March 13, 2018 -- Orthofix International N.V., (NASDAQ:OFIX), a global medical device company focused on musculoskeletal healing products and value-added services, today announced that John Sicard has been named to its Board of Directors. Mr. Sicard's appointment expands the Board to 9 directors, 8 of whom are independent directors.

Sicard is currently the President and Chief Executive Officer of Kinaxis, a global supply chain management software company that delivers cloud-based solutions to some of the world’s largest manufacturing companies, including many in the Life Science sector.

“With more than 24 years of experience in strategic supply chain management, John is known for delivering innovative solutions that can make a very big difference in operational efficiencies,” said Ron Matricaria, Chairman of the Board. “We are excited to have someone with his experience and knowledge join our Board. His insights will be extremely valuable as we further grow and accelerate our business.”

Sicard joined Kinaxis in 1994 and assumed the role of President and Chief Executive Officer of Kinaxis in January 2016 where he is also a member of their Board of Directors. During his tenure he has held a number of senior management roles including Chief Strategy Officer, Chief Operating Officer, Executive Vice President of Marketing Development and Service Operations and Vice President of Customer Services.

Prior to Kinaxis, Sicard held positions at FastMAN Software Systems, Inc. (also known as Promira before being purchased by Manugistics), and Monenco Agra.

In 2017, Sicard was recognized as the Entrepreneur of the Year for Ontario Canada by EY, a global professional services organization. Under his leadership Kinaxis has been recognized as Canada’s Best Small & Medium Employer (2017 and 2014), National Capital Region Top Employer (2014) and Canada’s Most Admired Corporate Cultures (2017) among others.

Sicard is a graduate of Concordia University, Montreal, Canada, and the Harvard Business School Advanced Management Program.

Orthofix, Inc.

3451 Plano Parkway

Lewisville, TX 75056 USA

Tel   214 937 2000

Orthofix.com

About Orthofix

Orthofix International N.V. is a global medical device company focused on musculoskeletal healing products and value-added services. The Company’s mission is to improve patients' lives by providing superior reconstruction and regenerative musculoskeletal solutions to physicians worldwide. Headquartered in Lewisville, Texas, the Company has four strategic business units: BioStim, Extremity Fixation, Spine Fixation, and Biologics. Orthofix products are widely distributed via the Company's sales representatives and distributors. For more information, please visit www.orthofix.com.